SETTLEMENT AGREEMENT AND RELEASE

         THIS SETTLEMENT AGREEMENT AND RELEASE (this "Settlement Agreement") is made effective as of September 30, 2004, by and among FONIX CORPORATION, a Delaware corporation ("Fonix"), THOMAS A. MURDOCK ("Murdock") and ROGER D. DUDLEY ("Dudley"). Fonix, Murdock and Dudley are collectively referred to herein as the "Parties."

                                    RECITALS

A. In 1998, Murdock, Dudley and Stephen M. Studdert ("Studdert"), each of whom was then a director and an executive officer of Fonix (collectively, the "Guarantors") guaranteed certain obligations of Fonix to a commercial bank. As collateral security for that guaranty, Murdock, as trustee of the Thomas A. Murdock Trust dated December 10, 1993 (the "Trustee"), pledged 143,230(1) shares of Fonix common stock which were beneficially owned by the Guarantors. In connection with that guaranty and pledge (the "1998-1 Pledge"), Fonix agreed to indemnify the Guarantors from any loss, damage or injury, including state and federal income tax liabilities if the shares were sold by the pledgee, which the Guarantors incurred as a result of the execution, delivery and performance of the 1998 Pledge. The indemnity agreement provides that Fonix will issue shares of Fonix common stock of sufficient value to reimburse the Guarantors in full, plus interest at ten percent (10%) per annum, for all costs associated with meeting the guarantee commitment, including any income taxes resulting therefrom.

         B. Fonix was not able to pay its obligation to the commercial bank as and when it came due. Accordingly, in 1998 the commercial bank sold the Trustee's 143,230 shares of Fonix common stock and used the proceeds to pay $244,824 of Fonix's obligations to the commercial bank. The Guarantors incurred state and federal income tax liability as a result of such sale equal to the difference between their tax basis in such shares and the sales price of the shares.

         C. Also in 1998, the Trustee pledged 100,000 shares of Fonix common stock to a New York City law firm as collateral security for an obligation of Fonix. In connection with that pledge (the "1998-2 Pledge"), Fonix agreed to indemnify the Guarantors from any loss, damage or injury, including state and federal income taxes liabilities if the shares were sold by the pledgee, which the Guarantors incurred as a result of the execution, delivery and performance of the 1998-2 Pledge. The indemnity agreement provides that Fonix will issue shares of Fonix common stock of sufficient value to reimburse the Guarantors in full, plus interest at ten percent (10%) per annum, for all costs associated with meeting the guarantee commitment, including any income taxes therefrom.

         D. Fonix was not able to pay its obligation to the law firm as and when it came due. Accordingly, in 1999 the law firm sold the Trustee's 100,000 shares of Fonix common stock and used the proceeds to pay $72,335 of Fonix's obligations to the law firm. The Guarantors incurred state and federal income tax liability as a result of such sale equal to the difference between their tax basis in such shares and the sales price of the shares.


(1) Share amounts do not reflect the reverse stock split which was effective April 4, 2003.


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E. In 1999 Fonix issued new shares of common stock to the Trustee to replace the shares sold by the pledges under the 1998-1 Pledge and the 1998-2 Pledge. Also in 1999, Fonix recorded an expense of $146,700 under the 1998-1 Pledge and the 1998-2 Pledge as an estimate of its expenses to reimburse the Guarantors for their losses. Fonix has not previously paid any amount to the Guarantors in respect of their income tax losses under the 1998-1 Pledge or the 1998-2 Pledge.

F. In 1999, the Trustee pledged 6,000,000 shares of Fonix common stock to a lender to Fonix (the "1999 Pledge") under the terms of the Series C 5% Convertible Debentures (the "Series C Debentures") executed and delivered by Fonix to JNC Strategic Fund, Ltd., Dominion Investment Fund, LLC, Dominion Capital Fund, LLC, and Sovereign Partners, LP (the "Holders") in 1999. In connection with the 1999 Pledge, Fonix agreed to indemnify the Guarantors from any loss, damage or injury, including state and federal income taxes liabilities if the shares were sold by the Holders, which the Guarantors incurred as a result of the execution, delivery and performance of the 1999 Pledge, together with interest at a rate of ten percent (10%) per annum. The indemnity agreement provides that Fonix will make "an immediate cash payment" to the Guarantors in satisfaction of such indemnity obligations.

G. Fonix was not able to pay its obligations to the Holders under the Series C Debentures as and when they came due. Accordingly, the Holders sold the Trustee's 6,000,000 shares of Fonix common stock and used the proceeds to pay $3,278,893.00 of Fonix's obligations under the Series C Debentures. The Guarantors incurred state and federal income tax liability as a result of such sale equal to the difference between their tax basis in such shares and the sales price of the shares.

H. In 2000 Fonix issued new shares of common stock to the Trustee in replacement of the shares sold by the Holders under the 1999 Pledge. Also in 2000, Fonix recorded an expense of $1,296,6000 under the 1999 Pledge as an estimate of its expenses to reimburse the Guarantors for their losses. Fonix has not previously paid any amount to the Officers in respect of their income tax losses under the 1999 Pledge.

I. As of the date hereof, Fonix continues to show a current liability on its balance sheet of $1,443,300.00 which represents its estimate of the amount which it will have to pay Murdock and Dudley (the "Officers") to satisfy its obligations under its agreements to indemnify the Guarantors for their losses incurred under the 1998-1 Pledge, the 1998-2 Pledge and the 1999 Pledge (collectively, the "Pledge Agreements").

J. In connection with his resignation as an officer and director of Fonix in 1999, Studdert executed and delivered (i) to Fonix, a release of all claims, including claims for indemnification under the Pledge Agreements, and (ii) to the Trustee, a release of all claims, including claims in respect of the Trustee's execution and delivery of the Pledge Agreements.

         K. The Officer have advised Fonix that they incurred more than $600,000.00 in state and federal income tax liabilities as a result of the sales of Fonix common stock which was the subject of the Pledge Agreements.

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         L. The Parties have determined to enter into this Settlement Agreement to compromise and settle all obligations due the Officers under the Pledge Agreements.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

         1. Recitals. The Recitals are hereby incorporated into and made a part of this Settlement Agreement.

         2. Agreement of Fonix. Concurrent with the execution and delivery of this Settlement Agreement by the Parties, Fonix will agree that the balance due and owing Thomas A. Murdock, Trustee, under that certain Amended and Restated Revolving Line of Credit Agreement dated October 7, 2002, between the Murdock and Fonix will be increased by the sum of $300,000.00.

         3. Agreements of the Officers. Concurrent with the execution and delivery of this Settlement Agreement, the Officers shall release, acquit, waive and forever discharge Fonix, and its officers, employees, successors, assigns, agents, attorneys and all persons acting by, through, under or in concert with any of them (the "Releasees"), from any and all Claims. As used herein, "Claims" means all liabilities, obligations, duties, undertakings, agreements, contracts, claims, charges, demands, accounts, costs, attorney's fees, expenses, liens and causes of action of every kind and nature whatsoever arising under and in respect of the Pledge Agreements and the agreements of Fonix to indemnify the Officers for losses arising under or in connection with the Pledge Agreements (the "Indemnity Agreements"). The Claims include, without limitation, breach of implied or express contract. For the purpose of implementing a full and complete release and discharge of the Releasees, the Officers expressly acknowledges that, except as provided herein, this Settlement Agreement is intended to include in its effect, without limitation, all Claims that the Officers did not know of or suspect to exist in their favor in respect of the Indemnity Agreements at the time of the execution of this Settlement Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would have materially affected the settlement of this matter, and that the consideration received from each other was also for the release of those claims and contemplates the extinguishment of any such claims.

         4. The Officers' Representations and Warranties. The Officers hereby represent, warrant and covenant as follows:

                  (a) The Officers have not heretofore assigned, transferred or purported to assign or transfer to any person, or any other entity, any interest in the Indemnity Agreements or the Claims.


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                  (b) The Officers have not commenced any legal action of any nature whatsoever, including but not limited to any complaints filed with a state or federal court, or initiation of arbitration to recover from, or assert claims against Fonix.

5. Due Execution. Each of the Parties respectively and expressly represents that it or he has read this Settlement Agreement and understands the terms used herein and the consequences thereof. Each of the Parties respectively acknowledges that it or he has knowingly, freely and voluntarily entered into this Settlement Agreement for the mutual benefits provided for herein and not pursuant to any form of duress, and each acknowledges that the provisions hereof are a necessary and reasonable method to provide for the resolution of the disputes covered hereby. The Officers have executed the releases contained herein voluntarily, with the intention of fully and finally extinguishing all Claims.

6. Successors and Assigns. This Settlement Agreement shall inure to the benefit of and be binding upon the successors, administrators, executors and assigns of the Parties hereto.

         7. Governing Law. This Settlement Agreement shall be construed under and shall be deemed governed by the laws of the State of Utah, without regard to the principles known as conflicts of law.

         8. No Admission. Execution of this Settlement Agreement shall not be construed to be an admission of liability and/or wrongdoing by any of the Parties.

         9. Entire Agreement. This Settlement Agreement constitutes the entire agreement between the Parties with respect to the general subject matter hereof and supersedes all oral or written agreements made and entered into by and among the Parties prior to the date hereof with respect thereto.

         10. No Presumption Against Drafting Party. This Settlement Agreement has been drafted by both parties and is not to be construed in favor of or against any party, regardless of which party drafted or participated in the drafting of its terms.

         11. Due Authorization. The Parties hereto hereby represent and warrant that they have been duly authorized and empowered to execute this Settlement Agreement and all other documents and instruments executed and delivered herewith, that no consent or other action on the part of any other party is required in connection therewith, and that such execution will be binding upon the entity on whose behalf they are signing.

         12. Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         13. Severability. Any term or provision of this Settlement Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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         14. Attorneys' Fees. In the event any action or proceeding is brought to enforce any of the terms and conditions of this Settlement Agreement, the party in whose favor judgment is entered shall be entitled to have and recover from the other party reasonable costs and attorneys' fees incurred in connection with the enforcement action.

         15. Venue. Any action to enforce or arising out of this Settlement Agreement shall be commenced and prosecuted in the state or federal courts located in Salt Lake County, State of Utah. The Parties hereby consent to jurisdiction of such courts in connection with the commencement or prosecution of any such action.

         IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement on the date and year first above written.

               FONIX CORPORATION,
               a Delaware corporation


               By:  William A. Maasberg Jr.
               Its: Director



                /s/ Thomas A. Murdock
               ------------------------------------------
               Thomas A. Murdock



                /s/ Roger D. Dudley
               ------------------------------------------
               Roger D. Dudley